                                                                   Exhibit 10.13

AMF Bowling Worldwide, Inc.   International Headquarters
                              8100 AMF Drive
                              Mechanicsville, Virginia 23111

Post Office Box 15060      804.730.4333 Telephone   804.730.4327 Facsimile
Richmond, Virginia 23227

January 24, 2002


[LOGO OF AMF]  Mr. Wayne T. Tennent                      Roland Smith
               9257 Royal Grant Drive                    President
               Mechanicsville, VA 23116                  Chief Executive Officer

Dear Wayne:

I am very pleased to extend an offer to you to join AMF as Senior Vice President, Human Resources, reporting directly to me. Below are the general terms of your compensation and benefits package upon employment.

1.   Compensation
     A. Your base salary will be $225,000 per year, or $8,076.92 on a bi-weekly basis.
     B. You will be eligible to participate in the AMF Incentive Program with an annual target bonus of 50% of your annual base salary based upon AMF Consolidated operating performance. The bonus will be prorated for the number of months that you work in 2002, and we will guarantee one half of your prorated target bonus for 2002.

2.   Benefits
     A. You will be eligible to participate in such benefit programs offered to full-time employees of AMF. These include, but are not limited to, group health, dental, life and disability insurance, vacation, personal and holiday pay. A summary booklet of these benefits is enclosed, and will be further reviewed with you in person upon employment.
     B. Additionally, you will be eligible for the Senior Management Benefits at the Tier 1 level. These benefits include Matching Annuity Plan, enhanced vacation (total of 20 days vacation), additional life and disability coverage, financial planning, airline club membership, and executive physicals. A summary booklet of these benefits is also enclosed, and will be further reviewed with you in person upon employment.

3.   Severance
     If you are terminated for other than cause or willful misconduct, you will be eligible for 12 months of severance pay.



AMF Always Means Fun!TM

John H. Smith Letter
Page 2.



This letter is intended to only outline the salary and benefits available to you as an AMF Bowling Worldwide, Inc. employee and should not be considered an employment contract. AMF Bowling Worldwide, Inc. is an at will employer and as such you or the company may terminate your employment at anytime.

I have enclosed two copies of this letter. Please sign one and fax a copy to Michelle Clegg in Human Resources at (804) 730-6686. Also please return the original signed copy to Michelle in the enclosed postage paid envelope for our records. Should you have any questions regarding the compensation and benefits listed above, please feel free to call Michelle at (804) 730-6657.

Wayne, I am very excited to have someone of your experience and leadership capability join AMF. I look forward to working closely with you as we make AMD everything it can be!

Sincerely,


/s/ ROLAND SMITH
Roland Smith
President and CEO





/s/ WAYNE T. TENNENT                   8-02
--------------------------             ----------
Wayne T. Tennent                       Date